EXHIBIT 99 (14)
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AT THE TRUST:    AT THE FINANCIAL RELATIONS BOARD:

Karen Dickelman  Tony Ebersole    Laura Kuhlmann   Susan Steidle
Director/        General Info.    Media Inquiries  Analyst Inquiries
Investor         312 640-6728     312 640-6727     312 640-6774
Relations
312 683-3671


FOR IMMEDIATE RELEASE
MONDAY, JULY 6, 1998


        BANYAN STRATEGIC REALTY TRUST DECLARES SECOND QUARTER 1998
                            CASH DISTRIBUTION


CHICAGO, JULY 6, 1998 -- BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) today declared a quarterly cash distribution of $0.12 per share for the second quarter ended June 30, 1998. The distribution is payable
August 21, 1998 to shareholders of record as of July 21, 1998.

Banyan Strategic Realty Trust is a diversified equity real estate investment trust (REIT) with a portfolio that includes primarily flex/ industrial and suburban office buildings, as well as retail and residential properties. The Trust's current portfolio includes 30 properties totaling 3.5 million rentable square feet and 864 apartment units. The properties are located in major metropolitan areas and mid-to-small second tier markets primarily in the Midwest and Southeast United States. The Trust currently has 13,301,825 shares of beneficial interest outstanding.

See Banyan's website at http://www.banyanreit.com for complete company information.


    For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter "BSRTS."